UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 28, 2011

Date of Report (Date of earliest event reported)

ENERGY TRANSFER PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue

Dallas, TX 75219

(Address of principal executive offices)

(214) 981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 28, 2011, Fayetteville Express Pipeline LLC (“FEP”), a joint venture between Energy Transfer Partners, L.P. (the “Partnership”) and Kinder Morgan Energy Partners, L.P (“KMEP”), entered into a term loan agreement with The Royal Bank of Scotland plc, as administrative agent, and certain other agents and lenders party thereto, which provides for a $600 million term loan facility (the “Term Loan Facility”). The Term Loan Facility is available through July 28, 2012; however, FEP has the option to extend the maturity by one year. Amounts borrowed under the Term Loan Facility are unsecured and bear interest at a rate based on either a Eurodollar rate or an alternative base rate, plus an applicable margin in each case as determined by FEP’s then-current leverage ratio or, if FEP has a debt rating designated by at least two rating agencies, its then-current debt rating. Neither the Partnership nor KMEP will guarantee any of FEP’s obligations under the Term Loan Facility.

The Term Loan Facility contains customary covenants, including covenants that limit (subject to certain exceptions) FEP’s ability to grant liens, incur indebtedness, engage in transactions with affiliates, enter into restrictive agreements, enter into mergers or dispose of substantially all of its assets. The Term Loan Facility also contains a financial covenant that provides that, at the end of any fiscal quarter ending on or after September 30, 2011, FEP’s Leverage Ratio (as defined in the Term Loan Facility) shall not exceed 5.00 to 1.00.

The above description of the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the Term Loan Facility that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02. Termination	of a Material Definitive Agreement.

As previously reported, on November 13, 2009, FEP entered into a credit agreement with The Royal Bank of Scotland plc, as administrative agent, and certain other agents and lenders party thereto, that provided for a $1.1 billion senior revolving credit facility (the “FEP Facility”). The FEP Facility was available through May 11, 2012. Pursuant to a guaranty agreement also dated November 13, 2009 between the Partnership and The Royal Bank of Scotland plc, as administrative agent (the “Guaranty Agreement”), the Partnership agreed to guarantee 50% of the obligations of FEP under the FEP Facility, with the remaining 50% of FEP’s obligations under the FEP Facility being guaranteed by KMEP. Copies of the FEP Facility and Guaranty Agreement were attached as Exhibit 10.1 and 10.2 to the Partnership’s Form 8-K filed on November 19, 2009.

On July 28, 2011, the FEP Facility was repaid with capital contributions from the Partnership and KMEP along with proceeds from the Term Loan Facility. Upon closing and funding of the Term Loan Facility, the parties terminated the FEP Facility pursuant to its terms. The indebtedness under the FEP Facility was pre-payable at any time at the option of FEP without penalty. The Guaranty Agreement was also subsequently terminated. Accordingly, the FEP Facility and Guaranty Agreement will be of no further force and effect and none of FEP, the Partnership or KMEP shall have any further liability or obligation thereunder.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
Registrant.

The information contained in Item 1.01 above is incorporated by reference herein to the extent necessary.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. Exhibit 10.1 below is being filed herewith.

10.1	Term Loan Agreement dated as of July 28, 2011, by and among Fayetteville Express Pipeline LLC, The Royal Bank of Scotland plc, as administrative agent, and certain other agents and lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

	By:	Energy Transfer Partners GP, L.P., its general partner

	By:	Energy Transfer Partners, L.L.C., its general partner
Date: August 1, 2011
/s/ Martin Salinas, Jr. Martin Salinas, Jr. Chief Financial Officer